EXHIBIT 10(iii)(A)(9)

AMENDMENT TO EMPLOYMENT AGREEMENT
AMENDMENT made as of October 29, 2007 (the “Effective Date”), between THE INTERPUBLIC GROUP OF COMPANIES, INC. (“Interpublic”) and CHRISTOPHER F. CARROLL (“Executive”).
WITNESSETH:

WHEREAS, Interpublic and Executive are parties to an Employment Agreement made as of April 1, 2006 (the “Agreement”);
WHEREAS, the Agreement provides for payments that are or might be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”); and
WHEREAS, Interpublic and Executive wish to avoid causing the Agreement or any action taken thereunder to violate any applicable requirement of Section 409A of the Code;
NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Agreement, the parties hereto, intending to be legally bound, agree as follows:
1.Incorporation by Reference. All provisions of the Agreement are hereby incorporated herein by reference and shall remain in full force and effect except to the extent that (a) such provisions are expressly modified by the provisions of this Amendment, or (b) Section 12.01 of the Agreement requires such provisions to be modified.
2.Defined Terms. When the initial letter or letters of any of the following words or phrases in this Amendment are capitalized, such word or phrase shall have the following meaning unless the context clearly indicates that a different meaning is intended:
a.“ESP” means the Interpublic Executive Severance Plan, as amended from time to time.
b.“401(k) Plan” means the Interpublic Savings Plan, as amended from time to time.
c. “IPG” means Interpublic or any of its parents, subsidiaries, or affiliates.
d.“Other Severance Payment” means any payment or taxable benefit, including any reimbursement of expenses (to the extent taxable), that Executive is entitled to receive under any other agreement, plan, program, policy, or other arrangement involving or maintained by IPG by reason of an “involuntary separation from service” (within the meaning of Treas. Reg. § 1.409A-1(n)) or participation in a program that constitutes a “window program” for purposes of Treas. Reg. § 1.409A-1(b)(9)(iii); provided, however, that an Other Severance Payment shall not include:
i.the portion (if any) of any payment or benefit that Executive would be entitled to receive upon any circumstance other than an “involuntary separation from service” or participation in a “window program;” or
ii.any payment that is required to be made (and is made) on or before March 15th of the first calendar year that begins after the Termination Date. Interpublic shall determine whether a payment is required to be made on or before March 15th of the first calendar year that begins after the Termination Date based on the facts known as of the date Executive first acquired the right (including a contingent right) to become eligible to receive such payment.
e.“Restricted Severance Payment” means:
i.each payment prescribed by Section 7.01(i) and (iii) of the Agreement, disregarding (A) any such payment that is required to be made (and is made) on or before March 15th of the first calendar year that begins after the Termination Date and (B) any benefit that is not includable in Executive's income for federal income tax purposes; plus
ii.each Other Severance Payment.
Interpublic shall determine whether a payment is required to be made on or before March 15th of the first calendar year that begins after the Termination Date based on the facts known as of the date Executive first acquired the right (including a contingent right) to become eligible to receive such payment.
f.“Severance Exclusion Amount” means two (2) times the lesser of:
i.Executive's annualized compensation based upon his annual rate of pay for services provided to IPG for Executive's taxable year immediately preceding the taxable year in which the Termination Date occurs (adjusted for any increase during such taxable year preceding the Termination Date that was expected to continue indefinitely if Executive's employment had not been terminated); or
ii.the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the Termination Date occurs.
g.“Specified Employee” has the meaning prescribed by Section 409A(a)(2)(B)(i) of the Code, determined in accordance with Treas. Reg. § 1.409A-1(i).
h.“Termination Date” means the date of Executive's “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code), as determined by Interpublic in accordance with Treas. Reg. § 1.409A-1(h)(1). A sale of assets to an unrelated buyer that results in Executive working for the buyer or one of its affiliates shall not, by itself, constitute a “separation from service” unless Interpublic, with the buyer's written consent, so provides within sixty (60) or fewer days before the closing of such sale. Unless the context clearly indicates otherwise, the phrase “termination date” as it appears in the Agreement without capitalization shall have the same meaning as set forth in this subparagraph h.

If the initial letter or letters of any word or phrase in this Amendment are capitalized, and such word or phrase is not defined in this Amendment, such word or phrase shall have the meaning set forth in the Agreement unless the context clearly indicates that a different meaning is intended.
3.Allowances. Sections 6.04, 6.05 and 6.06 of the Agreement are hereby clarified as follows:
a.Section 6.04 of the Agreement is clarified by adding the following sentence to the end thereof:
“Such allowance shall be paid in equal installments according to Interpublic's payroll practices and policies as are in effect from time to time.”
b.Section 6.05 of the Agreement is clarified by adding the following sentence to the end thereof:
“Such allowance for each year shall be paid on or before March 15th of the subsequent year.”
c.Section 6.06 of the Agreement is clarified by adding the following sentence to the end thereof:
“Such financial planning allowance shall be paid in accordance with the terms of the Executive Medical Plus Plan.”
4.Termination of Employment by Interpublic. Section 7.01 of the Agreement is hereby deleted and replaced in its entirety with the following:
“7.01.    Interpublic may terminate the employment of Executive hereunder at any time and for any reason by giving Executive written notice specifying a Termination Date. If Interpublic terminates Executive's employment involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause, Executive's employment hereunder shall terminate on the date specified in such notice and Executive shall be entitled to the following:
“(i)    Interpublic shall pay to Executive his base salary at the rate in effect immediately prior to the Termination Date for the following number of months:
“(A)    If the Termination Date occurs before October 1, 2007, the number of months shall be eighteen (18) months, or
“(B)    If the Termination Date occurs on or after October 1, 2007, the number of months shall be twelve (12) months.
“Except as required by Section 7.04 hereof, the amount required by this Section 7.01(i) shall be paid in successive semi-monthly installments, commencing on Interpublic's first semi-monthly pay date that occurs after the Termination Date. The amount of each semi-monthly installment, before withholding, shall be equal to one-half of Executive's base salary for one month at the rate in effect immediately prior to the Termination Date, with any residue in respect of a period of less than one-half of one month to be paid together with the last installment. For purposes of Section 409A of the Code, each installment required by this Section 7.01(i) shall be treated as a separate payment;
“(ii)    Interpublic shall pay to Executive an amount equal to his target bonus under Section 4.01 of the Agreement for the year in which the Termination Date occurs. Such amount shall be paid in a lump sum within thirty (30) days after the Termination Date; and
“(iii)    Executive shall be eligible to receive the following employee benefits:
“(a)    Medical, Dental, and Vision Benefits. Interpublic shall provide to Executive medical, dental, and vision benefits (or cash in lieu of such benefits) in accordance with Section 4.2 of ESP (including the indemnification required by Section 4.2(b) of ESP) as in effect on the Effective Date hereof, subject to the following provisions:
“(1)    Executive's “severance period” under ESP shall be as follows:
“(A) If Executive's employment hereunder is terminated involuntarily without Cause before October 1, 2007, such “severance period” shall be the eighteen (18) month period that begins on the first day of the first month that begins after the Termination Date; or
“(B) If Executive's employment hereunder is terminated involuntarily without Cause on or after October 1, 2007, such “severance period” shall be the twelve (12) month period that begins on the first day of the first month that begins after the Termination Date;

“(2)    Any amendment, suspension, or termination of ESP after the Effective Date that has the effect of reducing the level of benefits required by this Section 7.01(iii)(a) shall be disregarded unless Executive expressly consents in writing to such amendment, suspension, or termination; and
“(3)    Executive's right to the level of benefits required by this Section 7.01(iii)(a) shall not be conditioned on Executive's execution of the agreement required by Section 5 of ESP.
“(b)    Interpublic Savings Plan.
“(1)    Executive shall not be eligible to contribute or defer (and shall not contribute or defer) any compensation with respect to the period after the Termination Date under the 401(k) Plan or any other savings or deferred compensation plan (whether tax-qualified or nonqualified) maintained by IPG.
“(2)    Interpublic shall pay to Executive a lump-sum amount equal to the aggregate of the matching contributions that Interpublic would have made for the benefit of Executive under the 401(k) Plan if Executive had participated in the 401(k) Plan and made pre-tax deferrals and after-tax contributions to the 401(k) Plan at the same rate as in effect immediately before the Termination Date during the period that begins on the day after the Termination Date and ends on the last day of the period during which Executive is entitled to receive severance payments under Section 7.01(i).
“(C)    Subject to Section 7.04 hereof, such payment shall be made (without interest) within thirty (30) days after the last day of the period during which Executive is entitled to receive severance payments under Section 7.01(i). The amount of the lump-sum payment required by this paragraph (b) shall be determined based on the matching formula prescribed by the 401(k) Plan as in effect during the period described herein.”
“(c)    Executive shall continue to vest in all equity awards issued as of the Effective Date hereof during the period Executive is entitled to receive severance payments under Section 7.01(i).
“(d)     Automobile Allowance.
“(A) Executive shall be entitled to the annual automobile allowance prescribed by Section 6.04 hereof until the last day of the period during which Executive is entitled to receive severance payments under Section 7.01(i).
“(B) The allowance prescribed by this Section 7.01(iii)(d) shall be paid in successive semi-monthly installments each equal to 1/24th of the annual allowance specified by Section 6.04 hereof. Except as required by Section 7.04 hereof, such installments shall commence on Interpublic's first semi-monthly pay date that occurs after the Termination Date. For purposes of Section 409A of the Code, each installment required by this paragraph (d) shall be treated as a separate payment.”
“(iv)    Reimbursements.
“(a)    Subject to clauses (b) and (c), below, if Executive's employment is terminated involuntarily without Cause in accordance with this Section 7.01, Interpublic shall reimburse Executive for the following expenses incurred during the period that begins on the day after the Termination Date and ends on the last day of the period during which Executive is entitled to receive severance payments under Section 7.01(i):
“(1) Club Allowance. Executive shall be entitled to the annual club allowance prescribed by Section 6.05 hereof until the last day of the period during which Executive is entitled to receive severance payments under Section 7.01(i), as follows:
“(A)    for the calendar year in which the Termination Date occurs, the amount of the allowance shall be the amount specified by Section 6.05 minus the portion of such allowance (if any) already reimbursed for such calendar year; and

“(B)    for any calendar year that begins after the year in which the Termination Date occurs, the amount of the allowance shall be the amount specified by Section 6.05 multiplied by a fraction the numerator of which is the number of calendar months during such calendar year that begin before the last day of the period during which Executive is entitled to receive severance payments under Section 7.01(i), and the denominator of which is twelve (12).
“(2) Financial Planning Allowance. Interpublic shall reimburse Executive for financial planning expenses as specified by Section 6.06 hereof, as follows:
“(A)    for the calendar year in which the Termination Date occurs, the amount of the allowance shall be the amount specified by Section 6.06 minus the portion of such allowance (if any) already reimbursed for such calendar year; and
“(B)    for any calendar year that begins after the year in which the Termination Date occurs, the amount of the allowance shall be the amount specified by Section 6.06 multiplied by a fraction the numerator of which is the number of calendar months during such calendar year that begin before the last day of the period during which Executive is entitled to receive severance payments under Section 7.01(i), and the denominator of which is twelve (12).
“(b) In order to be eligible for reimbursement of any amount specified by paragraph (a), above, Executive must submit a request for reimbursement, along with invoices and receipts documenting the expenses incurred and the amount paid, to Interpublic on or before the ninetieth (90th) day of the calendar year next following the calendar year in which the expense is incurred. Subject to paragraph (c), below, Interpublic shall pay any amount required by paragraph (a), above, within thirty (30) days after Interpublic's receipt of Executive's valid request for reimbursement.
“(c)    If Interpublic determines that Executive is a Specified Employee as of the Termination Date, no payment required by this Section 7.01(iv) shall be made before the first day of the seventh month following the Termination Date. If this Section 7.01(iv) specifies payment on an earlier date, the payment shall be made on Interpublic's first pay date for the seventh month following the Termination Date.”
5.Special Payment Rules. A new Section 7.04 shall be added to the Agreement, to provide in its entirety as follows:
“7.04    Special Payment Rules.
“(i)    'Specified Employee' Rule. This Section 7.04(i) is intended to comply with the requirement under Section 409A(a)(2)(B)(i) of the Code to delay certain post-termination payments to Specified Employees for six (6) months after the Termination Date. In order to avoid an inadvertent violation of such requirement, the restrictions set forth in this Section 7.04(i) may be more restrictive than is required under Section 409A(a)(2)(B)(i) of the Code. However, this Section 7.04(i) shall not be construed to allow payment of any amount at any time that would cause a violation of Section 409A(a)(2)(B)(i) of the Code.
“(a)    If (x) Interpublic determines that Executive is a Specified Employee as of the Termination Date, and (y) the sum of Executive's Restricted Severance Payments that are scheduled to be made before the first day of the seventh month following the Termination Date exceeds Executive's Severance Exclusion Amount, then:
“(1)    each payment that Section 7.01(i) hereof requires to be made on or before March 15th of the first calendar year that begins after the Termination Date shall be made at the time prescribed by Section 7.01(i) hereof. Interpublic shall determine whether a payment is required to be made on or before March 15th of the first calendar year that begins after the Termination Date based on the facts known as of the date Executive first acquired the right (including a contingent right) to become eligible to receive such payment;
“(2)    each payment required by Section 7.01(i) and (iii) hereof, other than the payments described by subparagraph (1), above, shall be made at the time prescribed by Section 7.01 hereof until the sum of (x) such payments, and (y) all Other Severance Payments equals Executive's Severance Exclusion Amount; and

“(3)    to the extent that any payment required by Section 7.01(i) or (iii) hereof, other than a payment described by subparagraph (1), above, cannot be made by reason of subparagraph (2), above, such payment shall be made on the later of:
“(A)    Interpublic's first semi-monthly pay date for the seventh month after the Termination Date (or, if earlier, a date determined by Interpublic that occurs within the ninety (90) day period immediately following the date of Executive's death); or
“(B)    the date on which such payment would otherwise be due in accordance with Sections 7.01(i) or (iii) hereof.
“(b)    Interest shall not be added to any payment that is delayed by reason of the application of this Section 7.04(i).
“(ii)    Change of Control Rule. If Interpublic terminates Executive's employment for any reason other than Cause within two years after a “Change of Control” (as defined in ESP), any amount payable under Section 7.01(i) shall be paid in a lump sum. Except as required by Section 7.04(i), such lump-sum payment shall be made within thirty (30) days after the Termination Date.”
6.Reimbursement of Prevailing Party Fees and Costs. Section 9.01 of the Agreement is hereby amended by adding the following new sentences to the end thereof:
“In order to be eligible for a payment or reimbursement pursuant to this Section 9.01, the party entitled to reimbursement or other payments shall submit to the other party a written request for payment, with invoices and receipts documenting the amount to be reimbursed or paid, within thirty (30) days after a final decision is rendered. Subject to the immediately preceding sentence, all reimbursements and other payments required by this Section 9.01 shall be made by March 15th of the calendar year next following the calendar year in which a final decision is rendered.”
7.Entire Agreement. Article XI of the Agreement is hereby deleted and replaced by the following:

Article XI
Entire Agreement
“11.01     This Agreement, as amended, sets forth the entire understanding between Interpublic and Executive concerning his employment by Interpublic and supersedes any and all previous agreements between Executive and Interpublic concerning such employment and/or any compensation or bonuses. In the event of any inconsistency between the terms of an amendment to this Agreement and the terms of this Agreement in effect before such amendment, the terms of the amendment shall govern. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement and each amendment thereto. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of Interpublic.”
8.American Jobs Creation Act. Section 12.01 of the Agreement is hereby deleted and replaced in its entirety with the following:
“12.01    This Agreement shall be construed, administered, and interpreted in accordance with (i) before January 1, 2008, a reasonable, good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004 (collectively the “AJCA”) and (ii) after December 31, 2007, the AJCA. If Interpublic or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of the AJCA, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to Interpublic.
9.Applicable Law. Section 13.01 of the Agreement is hereby clarified by adding to the end thereof the phrase “without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or enforcement to the substantive law of another jurisdiction.”

IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and Executive have caused this Amendment to the Agreement to be executed.

The Interpublic Group of Companies, Inc.	Executive
BY: /s/ Timothy Sompolski Timothy Sompolski Executive Vice President Chief Human Resources Officer	/s/ Christopher F. Carroll Christopher F. Carroll
DATE: 10/29/07	DATE: 10/29/07